Exhibit 6.7

LEASE AGREEMENT

The following contains all the terms and conditions of, and agreements with respect to a lease arrangement by and between One Chestnut Street Limited Partnership, its successors and assigns, whose mailing address is P.O. Box 3753, Nashua, NH 03061 ("Lessor") and Critical Process Filtration, Inc., a New Hampshire corporation whose mailing address is One Chestnut Street, Nashua, NH 03060 ("Lessee") for the lease of certain space located in the building at One Chestnut Street, Nashua, NH ("Building").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lessor and Lessee agree that the Lessor shall demise and lease unto the Lessee and the Lessee shall lease from the Lessor certain space in the Building as follows:

1. PREMISES. The leased space consists of the following:

(a) The entire Annex Building located on the west side of the Building, such space containing approximately thirty thousand five hundred square feet (30,500 SF).

(b) Approximately ten thousand square feet (10,000 SF) of warehouse space located on the first floor of the Building and contiguous to the space described in 1 (a) above.

(c) Approximately twenty thousand square feet (20,000 SF) of warehouse space located on the first floor of the Building , such space which is outlined on Schedule One attached.

(d) Approximately two thousand seven hundred and fifteen square feet (2,715 SF) of warehouse space located in the central area of the second floor of the Building and known as Suite 2-J.

(e) Approximately one thousand four hundred and sixty square feet (1,460 SF) of open office space located in the central area of the third floor of the Building and known as Suite 3-J.

(f) Approximately four hundred and twenty square feet (420 SF) of warehouse space located in the northern side of the second floor of the Building and known as Suite 2-I.

The leased space described in Paragraphs 1 above is referred to herein as the "Premises".

2. PRIOR LEASE: It is understood and agreed that this Lease supersedes the prior lease by and between Lessor and Lessee dated as of August 24, 2012 ("Prior Lease"). The security deposit made under such Prior Lease in the amount of $4,458.00 is hereby transferred to this Lease and shall be credited against the security deposit required in Paragraph 4 below. All terms and conditions of such Prior Lease intended to survive such Prior Lease shall remain in full force and effect during the term of the Lease except to the extent modified by this Lease such as, for example, the Term. All of the Premises described in Paragraphs 1(a) through 1(f) above, with the exception of Paragraph 1(c), are currently occupied by Lessee under the Prior Lease. Lessor acknowledges and agrees to the best of its knowledge that Lessee is not in default under the Prior Lease.

3. TERM. The term of this Lease shall commence as of May 1, 2018 ("Lease Commencement") and unless earlier terminated shall continue until June 30, 2021, at which time the Lease shall expire. Upon the expiration of this Lease, Lessee shall vacate the Premises and remove all of its personal property, equipment and other contents.

4. RENT. The Lessee shall pay to the Lessor the gross rent for the Premises described in Paragraph 1 above as follows:

The base rent for the Premises shall be $416,112.00 per annum, payable in monthly installments of $34,676.00. The base rent shall increase by three percent (3%) on each subsequent anniversary date of the Lease Commencement.

The monthly rent installments shall be payable in advance on the first day of each calendar month. In addition to the gross rent, the Lessee shall pay for all of its utilities, including electricity, gas, water and sewer. Lessee shall be billed directly for all utilities including water, sewer, gas and electricity where separately metered, and shall reimburse Lessor for all utilities that are not separately metered on an estimated basis to be reasonably agreed upon between the parties. Lessee shall also pay to Lessor the amount of $125.00 per month as reimbursement for common area charges.

In addition, the Lessee shall pay to the Lessor as additional rent, (a) 6.8% of any increase in the real estate and personal property taxes assessed against the entire Building, of which the Premises form a part, including the land, Building and any signs situated thereon, above the fiscal year 2006 base year amount, and (b) 4.6% of any increase in the real estate and personal property taxes assessed against the entire Building, of which the Premises form a part, including the land, Building and any signs situated thereon, above the fiscal year 2018 base year amount. Any such increase shall be prorated should this Lease terminate before the end of any fiscal year. The Lessee shall make payment within thirty days of written notice from the Lessor that such increase in taxes are payable by the Lessor.

All rent shall be mailed to One Chestnut Street Limited Partnership, c/o Tichnor Properties, P.O. Box 3753, Nashua, NH 03061, or to other such persons or other places as directed from time to time by Lessor. All rent and any other sums properly due under this Lease not paid within five business days of the date due shall bear interest at the rate of ten percent per annum from the due date until paid.

Upon the execution of this Lease, Lessor has transferred the $4,458.00 security deposit under the Prior Lease to this Lease, and Lessee shall pay an additional security deposit of $12,880.00 for a total security deposit of $17,338.00. The security deposit shall be held by Lessor as security for Lessee's performance as provided in this Lease. The security deposit shall be returned within thirty days after the termination of this Lease and after any deductions are made for unpaid rent, damages, or other claims. Lessor may apply or retain all or any part of such security deposit to cure any default by Lessee or to reimburse Lessor for any sum to which Lessor is entitled hereunder. If Lessor draws upon all or any portion of the security deposit, Lessee shall, promptly upon demand, pay to Lessor the amount necessary to restore the security deposit to the full amount specified above.

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5. <u>OPTION REGARDING SECOND AND THIRD FLOOR PREMISES ONLY</u>. In regard to the Premises described in Paragraph 1(d), 1(e) and 1(f) above, Lessee shall have the option to vacate any one or all of those portions of the Premises during the term of the Lease. However, such option shall only be valid if exercised by giving Lessor at least sixty days written notice that it plans to vacate that portion of the Premises described in Paragraphs 1(d), 1(e) or 1(f). If Lessee does exercise this option as described above, the gross rent for the Premises as described in Paragraph 4 above shall be abated in the amounts as follows: the Premises on the second floor and described in Paragraph 1(d) in the amount of $15,000.00 per annum or $1,250.00 per month; Premises on the third floor and described in Paragraph 1(e) in the amount of $13,020.00 per annum or $1,085.00 per month; and the Premises on the second floor and described in Paragraph 1(f) in the amount of $3,360.00 per annum or $280.00 per month, effective at such time as Lessee has vacated such second or third floor space.

6. <u>USE</u>.

(a) The Premises described above shall be used only for the purpose of general office use and manufacturing and warehousing related to Lessee's water filtration business operations, and consistent with Lessee's use under the Prior Lease.

(b) The Premises are leased, and all other rights set forth herein are granted, subject to all easements, mortgages, restrictions and other matters of record affecting the building and lot on which the building is located. To the best of Lessor's knowledge and belief, Lessor represents that no such matter prevents use of or materially interferes with Lessee's use of the Premises as permitted above.

(c) Lessee warrants and represents that it shall not utilize the Premises in excess of Lessor's 200 PSF floor loading requirements. Lessee also warrants and represents that it shall not store, transport, use, discharge or release (or permit any other person to store, transport, use, discharge or release) any hazardous material or waste or any odor-producing chemicals or processes at the Premises or within the building or elsewhere on the land on which the building and the Premises are located except as necessary for Lessee's permitted use under this Lease and in accordance with applicable law.

(d) Lessee shall at its sole expense be responsible for the prompt removal of all trash, refuse, and the like from the Premises.

(e) Lessee warrants that its use of the Premises shall be in compliance with all city, state and federal laws, rules and regulations, including but not limited to all zoning laws. Notwithstanding the foregoing, Lessor acknowledges and agrees that Lessee's permitted use does not violate applicable zoning laws.

(f) The Lessee agrees to conform to all of the laws, by-laws, rules and regulations of all governmental authorities having jurisdiction over the Premises, and to save Lessor harmless from any fines, penalties or other costs related to any violations regarding the Premises by Lessee, but not to the extent of any violations that are in any common areas of the Building which shall be Lessor's sole responsibility and not caused by Lessee. The

Lessee shall not permit any use of the Premises which will make voidable any insurance on the property of which the Premises are a part, or on the contents of said property, or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association of any similar body succeeding its powers. The Lessee shall on demand reimburse Lessor for all extra premiums caused by Lessee's use of the Premises over and above those premiums which would result from the present rating on the building of which the Premises are a part. To the best of Lessor's knowledge, the Lessee's permitted use does not affect the Lessor's insurance rating.

(g) Lessee shall not produce excessive noise within the Premises or within the Building. Lessee shall use anti-vibrating pads under any machinery or compressors it uses, and shall use soundproofing around any compressors.

(h) Hazardous Waste. Without limiting the generality of its other covenants hereunder, Lessee agrees in regard to the use and occupancy of the Premises to comply with all environmental laws, rules, regulations, statutes and ordinances, including, without limitation, those applicable to "hazardous substances". The Lessee unconditionally, absolutely and irrevocably indemnifies and agrees to defend and hold harmless the Lessor and its officers and employees, from and against all loss, cost and expense (including, without limitation, attorney's fees) of whatever nature suffered or incurred by the Lessor on account of the use, release or discharge from the Premises by Lessee or by its agents, contractors or employees of "hazardous substances", including, without limitation, any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any environmental laws or the institution of any action based upon nuisance, negligence or other tort theory alleging liability due to Lessee's improper generation, storage, disposal, removal, transportation or treatment of hazardous substances or the imposition of a lien on any part of the Premises under any federal, state or local laws pursuant to which a lien may be imposed due to the existence of hazardous substances; provided that Lessee shall have no obligations or liability hereunder for preexisting conditions on the Premises or due to any release or hazardous substances by Lessor or other tenants of the Building.

Lessee shall be obligated to clean up any and all environmental or hazardous waste releases caused by Lessee both within the Premises and outside the Premises, and shall provide Lessor with any hazardous waste notices.

For purposes of this section, "hazardous substances" shall include "oil", "hazardous materials", "hazardous waste", or "hazardous substances" (collective, the "Hazardous Materials"), asbestos and asbestos-containing materials, as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq. as amended and the regulations promulgated hereunder and all applicable state and local laws, rules and regulations.

(i) Lessor represents and warrants to Lessee that to the best of Lessor's knowledge there are no known environmental conditions involving the release of hazardous substances in, on or about the Building in violation of applicable law, and Lessor agrees to indemnify, defend (with counsel reasonably acceptable to Lessee) and hold Lessee harmless from and against any preexisting hazardous substances or any subsequent environmental condition, claim, action or proceeding (including the assessment of fines or penalties) as a result of preexisting environmental conditions in, on or about the Building in violation of applicable law, unless caused by Lessee under the current or Prior Lease.

(j) Lessee acknowledges receipt of Lessor's Rules and Regulations. Lessee shall conform to all reasonable rules now or hereafter promulgated by Lessor for the care and use of the Premises, the common areas and the Building. Such Rules and Regulations shall be enforced on a nondiscriminatory basis.

7. <u>ALTERATIONS AND ADDITIONS</u>.

(a) Lessee has made a complete visual inspection of the Premises and is leasing the Premises on an "as is" basis, without relying on any representations or warranties whatsoever from Lessor with respect to the Premises, the condition thereof or suitability for any particular purpose, and without any obligation on the part of Lessor to make any alterations or improvements for Lessee's occupancy, except as stated in (c) below. The Lessor shall turn over the Premises as described in paragraph 1(c) above in broom clean condition.

The Lessee shall not make any renovations or any alterations to the Premises in addition to such renovations or alterations made by Lessee under the Prior Lease, except with the written approval of Lessor in advance of any such renovations or alterations. Any such allowed renovations, alternations or additions shall be at Lessee's expense and shall be completed in a good and workmanlike manner and in compliance with all applicable laws. At the expiration or earlier termination of this Lease, the Lessee shall turn back the Premises in the same condition as at the commencement, reasonable wear and tear excepted. All walls, electrical wiring, HVAC systems and other fixtures excluding Lessee's equipment, movable trade fixtures and other personal property), whether in the Premises at commencement or installed by Lessee during the term of this Lease, shall, at Lessor's election, be deemed the property of Lessor and shall not be removed from the Premises during or at the expiration of this Lease without the prior written approval of Lessor.

(b) Lessee acknowledges that Lessor is not making any alterations or improvements to the utilities and services, except as stated in (c) below. Lessee represents that it does not require any services beyond what currently exists, except as stated in (c) below.

(c) In regard to the Premises as described in Paragraph 1(c) above:

(i) Lessor shall install at its cost a full demising wall consisting of 5/8" sheetrock between the Premises and the remaining 5,000 square feet of

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space on the north side of the first floor currently occupied by Alternative Logistics.

(ii) Lessor shall install at its cost a full wall within the Premises separating the exterior drive-in docks from the remainder of the Premises. Lessor shall install a roll up loading door in this wall at a location to be chosen by Lessee. It is understood that Lessor's maintenance staff shall have access to and from its maintenance area through this loading area and shall keep its doors locked when not in use.

(iii) Lessor shall install two new overhead doors leading out to the exterior drive-in docks.

(iv) Lessor shall provide a $5,000.00 allowance to Lessee for lighting.

(v) Lessor shall reserve for Lessee's dedicated use (2) 100 amp breakers in the main electrical panel in the basement, and the 200 amp panel which currently exists on the first floor area. Lessee shall be responsible for all of its own electrical work and shall install a submeter for each of these panels and breakers.

(d) Lessee shall not permit any mechanics liens or similar liens to remain upon the Premises or the property for labor and materials furnished to Lessee or claimed to have been furnished to Lessee and shall cause any such lien to be released of record promptly without cost to Lessor. Lessee shall also be responsible, at its sole expense, for obtaining all governmental permits and approvals necessary to perform Lessee's Work, including without limitation all necessary building permits, zoning permits, approvals and variances, and certificates of occupancy.

(e) Except for permitted signage, Lessee shall not obstruct in any manner any portion of the Building or the Premises, or any windows or doors, without the prior written approval of Lessor.

(f) Lessee shall keep the Premises equipped with any and all safety appliances as required by law or regulation of any public authority. Lessee shall also conform to all reasonable rules now or hereafter promulgated by Lessor for the care and use of the Premises, the common areas and the Building provided such rules do not materially interfere with Lessee's use of the Premises and are uniformly enforced by Lessor on all tenants of the Building. Lessee acknowledges that the current rules and regulations do not materially interfere with Lessee's use of the Premises.

8. <u>MAINTENANCE AND SERVICES</u>. Lessee shall be responsible for maintenance and repairing of the Premises, and agrees to maintain the interior of the Premises in the same condition as they are at the commencement of the term, or as they may be put in during the term, reasonable wear and tear excepted. Lessor shall be responsible for the maintenance, operation and repair of the Building systems and the Building structure of which the Premises are a part, including the roof, mechanical, electrical, plumbing and HVAC systems of the Building except for such repairs necessitated by the negligence or misconduct of Lessee, its agents, employees and contractors. Lessee shall be responsible for the maintenance, repair and operation of any electrical and telephone wiring within the Premises.

9. ACCESS AND COMMON AREAS.

(a) Lessee shall be limited to the exclusive use of only the Premises, and shall not have the right to use any other space within the Building except as specifically permitted herein. Lessee acknowledges that there are other tenants throughout the Building and that it will not unreasonably interfere with the use and enjoyment of any other tenants' (current or future) leases. Notwithstanding the foregoing, no current or future tenant shall be entitled to claim that Lessee's permitted use under this Lease unreasonably interferes with any other tenant's use and enjoyment of the Building, and Lessor shall indemnify, defend and hold Lessee harmless from and against any such claim. There is no smoking of any kind permitted within the Premises, the common areas or the exterior of the Building. At Lessee's request, Lessor shall provide a mailbox for Lessee in the front lobby of the Building.

(b) The normal business hours for the Building are Monday through Friday from 7:00 AM until 7:00 PM and Saturday from 7:00 AM until 1:00 PM. A perimeter alarm system is activated during all nonbusiness hours. Lessee shall be given 24 hour access to the Premises, subject to reasonable security measures implemented by Lessor from time to time.

(c) Lessee shall be entitled to the exclusive use of all ten (10) of the parking spaces in the parking area located directly against the Annex Building, and Lessor shall mark such spaces accordingly and enforce such parking exclusivity at Lessee's request. In addition, Lessee shall have the exclusive use of six parking spaces on either side of the Annex Building. Lessee shall be permitted to place a dumpster in one of the designated parking spaces.

10. SIGNAGE. Lessee shall be permitted to install one exterior non-illuminated sign on the Annex Building, such sign subject to Lessor's reasonable approval, and further subject to Lessee's obtaining a sign permit from the City of Nashua. At Lessee's option, its name shall be listed on the directory sign at the front of the Building. Lessee's name shall be listed on the building directory in the lobby of the building.

11. WAIVER AND INDEMNIFICATION. The Lessee hereby (a) indemnifies and agrees to defend and hold Lessor, its partners and employees harmless on account of any damage or injury to any person or property occurring in, on or about the Premises, arising out of or by the use or occupancy of the Premises by the Lessee or arising from the failure of the Lessee to keep the Premises in satisfactory condition or arising out of any breach by Lessee of its obligations hereunder; and (b) waives any and all claims against Lessor for damages to its goods or equipment located on, in or about the Premises or elsewhere in the building or on the property and for injuries to persons on, in or about the Premises from any cause whatsoever arising at any time, except for the negligence or willful misconduct of Lessor or Lessor's agents, contractor's, invitees and employees but in such case, Lessor's liability shall be limited to damage to furniture, furnishings and business equipment typically found in an office and Lessor shall have no responsibility for indirect or consequential damages, damages to computer software and data or other unusually valuable or proprietary property.

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12. INSURANCE. The Lessee agrees at its sole expense to at all times during the term of this Lease to keep in force a policy of commercial general liability insurance written on an all-risks basis insuring Lessor, its mortgagees, and the managers, partners, directors, officers, trustees, agents, employees and property management companies of any of the foregoing, as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage in amounts not less than those specified below (as such amounts may, from time to time, be reasonably increased by Lessor). Such liability insurance shall be with a carrier licensed and in good standing in New Hampshire and shall provide coverage as follows:

Combined Single Limit for Bodily and Property Damage—
$3,000,000 each occurrence and $3,000,000 aggregate

A Certificate of Insurance evidencing the aforementioned coverage (together with satisfactory evidence of the payment of the premium thereon if requested by Lessor) shall be deposited with Lessor and any other parties designated by Lessor at the beginning of the term and, upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Lessee fails to comply with any of the foregoing requirements, Lessor may obtain such insurance on behalf of Lessee and may keep the same in effect, and Lessee shall pay Lessor, as additional rent, the premium cost thereof upon demand. The provisions of this Section 10 shall survive the expiration of the Term or earlier termination of this Lease. Such insurance certificate shall provide that such policies shall not be canceled, terminated or changed without at least thirty days prior written notice to the Lessor and Lessee.

All improvements to the Premises made by Lessee, and all furnishings, fixtures, equipment, effects and property of Lessee and of all persons claiming through Lessee which from time to time may be on the Premises or elsewhere in the building or the property or in transit thereto or therefrom shall be at the sole risk of Lessee and shall be kept insured by Lessee throughout the term at Lessee's expense and in prudent amounts, and if the whole or any part thereof shall be destroyed or damaged by fire, explosion, water leakage, rupture of water pipes or other building equipment or facilities, or resulting from dampness, or by theft or from any other cause whatsoever in the building, no part of said loss or damage is to be charged to or be borne by Lessor.

13. SURRENDER. Upon the expiration or other termination of this Lease, Lessee shall remove all of its personal property, trade fixtures, equipment and other effects, and will peaceably vacate and yield up to the Lessor the Premises broom clean and in the same condition as at the commencement of this lease, or as they may be put during the term with Lessee's consent as provided herein,

reasonable wear and tear and damage by casualty excepted. Lessee shall immediately repair all damage or injury to the Premises, fixtures, appurtenances and equipment or to the building caused by Lessee's installation or removal of personal property or resulting from the negligence or tortious conduct of Lessee, its servants, employees, agents or visitors. Lessee shall also deliver to the Lessor all keys and locks to the Premises. In the event that the Lessee fails to remove any of Lessee's property from the Premises, Lessor is authorized, without liability to Lessee for the loss or damage

thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee's expense, or to retain same under Lessor's control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

14. <u>DEFAULT</u>. In the event that (a) the Lessee shall default in the payment of the rent, expenses or other sum specified in this Lease and such default shall continue for five business days after written notice thereof; or (b) the Lessee shall default in the performance or observance of any other covenant, term or condition under this Lease, and such default is not corrected within twenty-one business days after written notice thereof; or (c) the Lessee or any guarantor hereunder shall be declared bankrupt or insolvent according to the law, or if any assignment shall have been made of the Lessee's property for the benefit of creditors, then the Lessor shall have the right to terminate this Lease and may at any time thereafter, without being liable to any prosecution for reentering, reenter the Premises and recover complete possession thereof, and to remove the Lessee's effects without prejudice to any remedies which might be otherwise used for arrears in rent or other default. The Lessee shall indemnify the Lessor against all loss of rent and other payments which the Lessor may incur by reason of such termination during the residue of the term. If the Lessor makes any expenditure or incurs any obligations for the payment of money in connection with any default by Lessee, including but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of 10% per annum and costs, shall be paid to the Lessor by the Lessee as additional rent. Time shall be of the essence in the performance of any of Lessee's obligations herein.

15. <u>FIRE, CASUALTY AND EMINENT DOMAIN</u>.

(a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a "Casualty"), Lessor shall, within 90 days after such Casualty, deliver to Lessee a good faith estimate (the "Damage Notice") of the time needed to repair the damage caused by such Casualty.

(b) Lessee's Rights. If a material portion of the Premises is damaged by Casualty such that Lessee is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Lessor estimates that the damage caused thereby cannot be repaired within 270 days after the commencement of repairs (the "Repair Period"), then Lessee may terminate this Lease by delivering written notice to Lessor of its election to terminate within 30 days after the Damage Notice has been delivered to Lessee.

(c) Lessor's Rights. If a Casualty damages the Premises or a material portion of the Building and (1) Lessor estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Lessor, and such damage occurs during the last two years of the term of this Lease, (3) regardless of the extent of damage to the Premises, Lessor makes a good faith determination that restoring the

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Building would be uneconomical, or (4) Lessor is required to pay any insurance proceeds arising out of the Casualty to a Lessor's mortgagee, then Lessor may terminate this Lease by giving written notice of its election to terminate to Lessee within 30 days after the Damage Notice has been delivered to Lessee.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty as aforesaid, then Lessor shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Lessor shall not be required to repair or replace any alterations, additions or improvements within the Premises (which shall be promptly and with due diligence repaired and restored by Lessee at Lessee's sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Lessee or others in the Premises or the Building, and Lessor's obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Lessor for the Casualty in question. If this Lease is terminated under the provisions of this Section 13, Lessor shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and additions in the Premises (and, if Lessee has failed to maintain insurance on such items as required by this Lease, Lessee shall pay Lessor an amount equal to the proceeds Lessor would have received had Lessee maintained insurance on such items as required by this Lease).

(e) Abatement of Rent. If the Premises are damaged by Casualty, rent for the portion of the Premises rendered unusable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Lessor's repairs (or until the date of termination of this Lease by Lessor or Lessee as provided above, as the case may be), unless Lessee or any employee, agent, contractor or invitee of Lessee caused such damage, in which case, Lessee shall continue to pay rent without abatement.

16. SUBORDINATION. This Lease shall be subject to and subordinate to any mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter, a lien or liens on the property of which the Premises are a part, provided, however, such mortgagee or party requesting subordination of this Lease agrees to execute a subordination, non-disturbance and attornment agreement ("SNDA") providing for Lessee's continued use of the Premises so long as Lessee is not in default beyond any applicable grace or cure periods, and the Lessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show subordination of this Lease to said mortgages, deed of trust or other such instrument in the nature of a mortgage. Lessor agrees to provide Lessee with a SNDA from any mortgagee or other such party holding a lien or encumbrance on the Building as of the Lease Commencement.

17. SUBLETTING AND ASSIGNMENT. Lessee shall not assign this Lease or sublease the Premises without the prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed.

Unless Lessor expressly agrees to terminate the Lease or Lessee's obligations hereunder, in no event shall any such assignment or subletting relieve the Lessee named herein of any of the obligations of the Lessee hereunder(but only for the balance of the then Term of this Lease and provided the financial obligations of the Lease have not been increased by amendment entered into by and between Lessor and, as the case may be, Sublessee or assignee following the date of the Sublease or assignment) and Lessee shall remain fully and primarily liable therefor and the liability of Lessee and such assignee (or subtenant, as the case may be) shall be joint and several. Consent to one assignment or subletting shall not destroy or waive this provision, and all later assignments or sublettings shall likewise be made in accordance with the terms and conditions of this Section 17. Assignees shall become liable directly to Lessor for all obligations of Lessee hereunder, without relieving Lessee's liability.

18. INSPECTION. The Lessee agrees that the Premises shall be open to inspection by Lessor or its agents at reasonable times and upon reasonable notice.

19. BROKER'S FEE. Lessee represents that there are no brokers involved in this transaction and that there are no brokers fees due as a result of the execution of this Lease. Lessee shall pay, hold harmless and indemnify Lessor from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.

20. PARTNERSHIP; NO PERSONAL LIABILITY. In the event that the Lessor is a partnership or a trustee, no such partnership or trustee nor any beneficiary nor any shareholder of said trust and no partner, General or Limited, of such partnership shall be personally liable to anyone under any term, condition, covenant, obligation or agreement expressed herein or implied hereunder or for any claim of damage or cause at law or equity arising out of the use or occupancy of the Premises, the use or the maintenance of the building or its approaches and equipment.

21. REPRESENTATIONS. Both Lessor and Lessee represent and warrant that they each have the full right, power and authority to execute and perform this Lease. The signatories on behalf of the parties each warrant and represent that they have the authority to enter into this Lease and that each party will rely on these representations.

22. INTERPRETATION. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the state of New Hampshire.

23. SUCCESSORS AND ASSIGNS. All the provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee, and their respective successors, legal representatives and assigns.

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24. REMEDIES. The remedies herein granted to Lessor shall be cumulative and the exercise of any one remedy by Lessor shall not be to the exclusion of any other remedy.

25. GENERATOR. Lessor and Lessee each acknowledge that there is a generator located on the exterior of the Annex Building that currently serves part of the Premises. It is understood and agreed that the Lessor and Lessee will in good faith negotiate an arrangement whereby the Lessee shall be able to retain use of the generator. Lessee understands that as part of any such arrangement that it shall be responsible for reimbursing Lessor for the maintenance and operation of the generator, and that Lessor shall have access to any excess capacity of the generator beyond that which is required by Lessee.

26. LESSEE'S ESTOPPEL CERTIFICATE. From time to time, within fifteen (15) days next following any request by Lessor or any mortgagee of the property, Lessee shall deliver to Lessor and/or such mortgagee a written statement executed by Lessee and satisfactory to Lessor and such mortgagee, (A) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (B) setting forth the date to which the rent and other payments due under this Lease have been paid, (C) stating whether or not, to the best knowledge of Lessee, Lessor is in default under this Lease, and, if Lessor is in default, setting forth the specific nature of all such defaults, and (D) as to any other matters pertaining to this Lease reasonably requested by Lessor or such mortgagee. Lessee acknowledges that any statement delivered pursuant to this Section 26 may be relied upon by any purchaser or owner of the property or any part thereof, or Lessor's interest in the property or any part thereof, or by any mortgagee of the property, or by an assignee of any such mortgagee.

27. WAIVER. No consent or waiver, express or implied by Lessor, to or of any breach of any covenant, condition or duty of Lessee, shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

28. SEPARABILITY. If any provision of this Lease or any portion of such provision or the application thereof to any person or circumstance is held invalid, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

29. NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or mailed by certified or registered mail, return receipt requested, to the addresses first stated above.

30. ENTIRE AGREEMENT. This Lease contains the entire understanding between the parties and may only be modified in writing and executed by both parties hereto. Lessor has made no representations with respect to the Premises except as expressly set forth herein.

31. QUIET ENJOYMENT. Lessee shall have, hold and enjoy the Premises during the Lease term without hindrance or disturbance from or by Lessor or persons claiming by, through or under Lessor, subject to the terms of this Lease.

32. RIGHT OF FIRST OFFER. When and if the currently occupied 5,000 square foot space located on the first floor of the Building and which is contiguous to the Premises described in Paragraph 1 (c) above is vacated and becomes available for lease, Lessor shall notify Lessee of such availability for lease. At such time, Lessor shall give to the Lessee an exclusive period of 30 days to negotiate in good faith for the lease of such 5,000 square foot space.

In Witness Whereof, the parties agree that the above represents all the terms and conditions of their agreement. Dated as of this 19 day of April, 2018.

LESSOR:

ONE CHESTNUT STREET LIMITED PARTNERSHIP

By: [signature]

Name: [signature]

Title: President

LESSEE:

CRITICAL PROCESS FILTRATION, INC.

By: [signature]

Name: Kristen Ramalho

Title: President

KR

SCHEDULE 1: FIRST FLOOR as described in Paragraph 1C


LOADING DOCKS
CRITICAL PROCESS
LOBBY
ONE CHESTNUT STREET BUSINESS CENTER
FIRST FLOOR LAYOUT PLAN
TICHNOR BUILDING
TICHNOR PROPERTIES
ONE CHESTNUT STREET

LEASE AGREEMENT

The following contains all the terms and conditions of, and agreements with respect to a lease arrangement by and between One Chestnut Street Limited Partnership, its successors and assigns, whose mailing address is P.O. Box 3753, Nashua, NH 03061 ("Lessor") and Critical Process Filtration, Inc., a New Hampshire corporation whose mailing address is One Chestnut Street, Nashua, NH 03060 ("Lessee") for the lease of certain space located in the building at One Chestnut Street, Nashua, NH ("Building").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lessor and Lessee agree that the Lessor shall demise and lease unto the Lessee and the Lessee shall lease from the Lessor certain space in the Building as follows:

1. PREMISES. The leased space consists of the following:

(a) The entire Annex Building located on the west side of the Building, such space containing approximately thirty thousand five hundred square feet (30,500 SF).

(b) Approximately two thousand seven hundred and fifteen square feet (2715 SF) of warehouse space located in the central area of the second floor of the Building and known as Suite 2-J.

(c) Approximately one thousand four hundred and sixty square feet (1460 SF) of open office space located in the central area of the third floor of the Building and known as Suite 3-J.

(d) Approximately four hundred and twenty square feet (420 SF) of warehouse space located in the northern side of the second floor of the Building and known as Suite 2-I.

(e) In addition to the above, the Lessee shall lease to Lessee approximately ten thousand square feet (10,000 SF) of warehouse space located on the first floor of the Building and contiguous to the space described in 1(a) above ("New Space"). Such New Space shall be made available to Lessee as part of the Premises no later than June 30, 2013. If such New Space is made available prior to June 30, 2013, the Lessee shall be obligated under this Lease to take occupancy at such time as the New Space becomes available.

The leased space described in Paragraphs 1(a) above is referred to herein as the "Premises".

2. PRIOR LEASE: It is understood and agreed that this Lease supersedes the prior lease by and between Lessor and Lessee dated as of March 10, 2006 as amended by four separate lease addenda ("Prior Lease"). The security deposits made under such Prior Lease shall be transferred to this Lease and shall be credited against the security deposit required in Paragraph 3 below. All terms and conditions of such Prior Lease intended to survive such Prior Lease shall remain in full force and effect during the term of the Lease. All of the Premises described in Paragraphs 1(a) through 1(d) above are currently occupied by Lessee under the Prior Lease.

3. TERM. The term of this Lease shall commence retroactive to July 1, 2012 ("Lease Commencement") and unless earlier terminated shall continue until June 30, 2018, at which time the Lease shall expire. Upon the expiration of this Lease, Lessee shall vacate the Premises and remove all of its personal property, equipment and other contents.

4. RENT. The Lessee shall pay to the Lessor the base rent for the Premises described in Paragraph 1 above shall be as follows:

(a) From August 1, 2012 until June 30, 2013, the base rent for the Premises described in Paragraphs 1(a) through 1(d) shall be $198,312.00 per annum, payable in monthly installments of $16,526.00. The base rent shall increase by three percent (3%) on July 1, 2013 and by an additional three percent (3%) on each subsequent anniversary date of the Lease Commencement.

(b) The base rent for the New Space as described in Paragraph 1(e) above shall be forty-nine thousand dollars ($49,000.00) per annum, payable in monthly installments of four thousand eighty-three dollars and thirty-three cents ($4083.33). The base rent shall increase by three percent (3%) on July 1, 2014 and by an additional three percent on each subsequent anniversary date of the Lease Commencement.

The monthly rent installments shall be payable in advance on the first day of each calendar month. In addition to the base rent, the Lessee shall pay for all of its utilities, including electricity, gas, water and sewer. Lessee shall be billed directly for all utilities including water, sewer, gas and electricity where separately metered, and shall reimburse Lessor for all utilities that are not separately metered on an estimated basis to be reasonably agreed upon between the parties. Lessee shall also pay to Lessor the amount of $125.00 per month as reimbursement for common area charges.

In addition, the Lessee shall pay to the Lessor as additional rent, 6.8% of any increase in the real estate and personal property taxes assessed against the entire Building, of which the Premises form a part, including the land, Building and any signs situated thereon, above the fiscal year 2006 base year amount. Any such increase shall be prorated should this Lease terminate before the end of any fiscal year. The Lessee shall make payment within thirty days of written notice from the Lessor that such increase in taxes are payable by the Lessor.

All rent shall be mailed to One Chestnut Street Limited Partnership, c/o Tichnor Properties, P.O. Box 3753, Nashua, NH 03061, or to other such persons or other places as directed from time to time by Lessor. All rent and any other sums due under this Lease not paid within five days of the date due shall bear interest at the rate of ten percent per annum from the due date until paid.

Upon the execution of this Lease, Lessee shall pay (a) the first month's rent and (b) a security deposit of $16,526.00. The security deposit shall be held by Lessor as security for Lessee's performance as provided in this Lease. The security deposit shall be returned within thirty days after the termination of this Lease and after any deductions are made for unpaid rent, damages, or other claims. Lessor may apply or retain all or any part of such security deposit to cure any default by Lessee or to reimburse Lessor for any sum to which Lessor is entitled hereunder. If Lessor draws upon all or any portion of the security deposit, Lessee shall, promptly upon demand, pay to Lessor the amount necessary to restore the security deposit to the full amount specified above.

5. OPTION REGARDING SECOND FLOOR PREMISES. When the New Space as described in Paragraph 1(e) becomes available to Lessee, Lessee shall have the option to vacate that part of the Premises located on the second floor of the Building and described in Paragraph 1(b) and 1(d) above. Such option must be exercised by giving Lessor written notice within thirty days of the time Lessor notifies Lessee that the New Space is available. If Lessee does exercise this option as described above, the base rent for the Premises as described in Paragraph 4(a) above shall be abated in the amount of $1320.00 per month, effective at such time as Lessee has vacated such second floor space.

6. USE. (a) The Premises described above shall be used only for the purpose of general office use and manufacturing and warehousing related to Lessee's water filtration business operations.

(b) The Premises are leased, and all other rights set forth herein are granted, subject to all easements, mortgages, restrictions and other matters of record affecting the building and lot on which the building is located. To the best of Lessor's knowledge and belief, Lessor represents that no such matter prevents use of the Premises as permitted above.

(c) Lessee warrants and represents that it shall not utilize the Premises in excess of Lessor 200 PSF floor loading requirements. Lessee also warrants and represents that it shall not store, transport, use, discharge or release (or permit any other person to store, transport, use, discharge or release) any hazardous material or waste or any odor-producing chemicals or processes at the Premises or within the building or elsewhere on the land on which the building and the Premises are located.

(d) Lessee shall at its sole expense be responsible for the prompt removal of all trash, refuse, and the like from the Premises.

(e) Lessee warrants that its use of the Premises shall be in compliance with all city, state and federal laws, rules and regulations, including but not limited to all zoning laws. The Lessee agrees to conform to all of the laws, by-laws, rules and regulations of all governmental authorities have jurisdiction over the Premises, and to save Lessor harmless from any fines, penalties or other costs related to any violations regarding the Premises by Lessee. The Lessee shall not permit any use of the Premises which will make voidable any insurance on the property of which the Premises are a part, or on the contents of said property, or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association of any similar body succeeding its powers. The Lessee shall on demand reimburse Lessor for all extra premiums caused by Lessee's use of the Premises over and above those premiums which would result from the present rating on the building of which the Premises are a part.

(f) Lessee shall not produce excessive noise within the Premises or within the Building. Lessee shall use anti-vibrating pads under any machinery or compressors it uses, and shall use soundproofing around any compressors.

(g) Hazardous Waste. Without limiting the generality of its other covenants hereunder, Lessee agrees in regard to the use and occupancy of the Premises to comply with all environmental laws, rules, regulations, statutes and ordinances, including, without limitation, those applicable to "hazardous substances". The Lessee unconditionally, absolutely and irrevocably indemnifies and agrees to defend and hold harmless the Lessor and its officers, employees, agents, contractors and those claiming by,

through or under Lessor, from and against all loss, cost and expense (including, without limitation, attorney's fees) of whatever nature suffered or incurred by the Lessor on account of the use, release or discharge from the Premises by Lessee or by its agents, contractors, employees or assigns, of "hazardous substances", including, without limitation, any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any environmental laws or the institution of any action based upon nuisance, negligence or other tort theory alleging liability due to Lessee's improper generation, storage, disposal, removal, transportation or treatment of hazardous substances or the imposition of a lien on any part of the Premises under any federal, state or local laws pursuant to which a lien may be imposed due to the existence of hazardous substances; provided that Lessee shall have no obligations or liability hereunder for preexisting conditions on the Premises.

For purposes of this section, "hazardous substances" shall include "oil", "hazardous materials", "hazardous waste", or "hazardous substances" (collective, the "Hazardous Materials"), asbestos and asbestos-containing materials, as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq. as amended and the regulations promulgated hereunder and all applicable state and local laws, rules and regulations.

(h) Lessee acknowledges receipt of Lessor's rules and regulations. Lessee shall conform to all reasonable rules now or hereafter promulgated by Lessor for the care and use of the Premises, the common areas and the Building. Such rules and regulations shall be enforced on a non-discriminatory basis.

7. ALTERATIONS AND ADDITIONS.
(a) Lessee has made a complete visual inspection of the Premises and is leasing the Premises on an "as is" basis, without relying on any representations or warranties whatsoever from Lessor with respect to the Premises, the condition thereof or suitability for any particular purpose, and without any obligation on the part of Lessor to make any alterations or improvements for Lessee's occupancy, except as stated in (c) below.

The Lessee shall not make any renovations or any alterations to the Premises, except with the written approval of Lessor in advance of any such renovations or alterations. Any such allowed renovations, alternations or additions shall be at Lessee's expense and shall be completed in a good and workmanlike manner and in compliance with all applicable laws. At the expiration or earlier termination of this Lease, the Lessee shall turn back the Premises in the same condition as at the commencement, reasonable wear and tear excepted. All walls, electrical wiring, HVAC systems and other fixtures excluding Lessee's equipment, movable trade fixtures and other personal property), whether in the Premises at commencement or installed by Tenant during the term of this Lease, shall, at Lessor's election, be deemed the property of Lessor and shall not be removed from the Premises during or at the expiration of this Lease without the prior written approval of Lessor.

(b) Lessee acknowledges that Lessor is not making any alterations or improvements to the utilities and services, except as stated in (c) below. Lessee represents that it does not need any services beyond what currently exists, except as stated in (c) below.

(c) (i) Lessor shall install at its cost one additional water line from the street to within five feet of the first floor Annex building and shall also install two sewer lines from the Building back to the street, all in accordance with Paragraph 6(a) of the letter agreement between Lessor and Lessee dated July 11, 2012, a copy of which is attached hereto ("Letter Agreement").

(ii) Lessor shall also authorize Lessee to undertake interior plumbing work to (aa) bring the above-mentioned new water line into the Building and connect it to the new interior plumbing to be used for processed water and for new toilets and sink, and (bb) connect the new interior pluming to the two new sewer lines installed by Lessor outside of the Building, all in accordance with the Letter Agreement ("Lessee's Work"). Lessee shall utilize the services of J Lawrence Hall and Leighton White to perform all of the above Lessee's Work. Lessee shall be responsible for the entire cost of Lessee's Work, except that upon completion of all of Lessee's Work and final approvals by the City of Nashua, Lessor shall reimburse Lessee for $2000.00 of its costs for such work.

(d) Lessee shall not permit any mechanics liens or similar liens to remain upon the Premises or the property for labor and materials furnished to Lessee or claimed to have been furnished to Lessee and shall cause any such lien to be released of record promptly without cost to Lessor. Lessee shall also be responsible, at its sole expense, for obtaining all governmental permits and approvals necessary to perform Lessee's Work, including without limitation all necessary building permits, zoning permits, approvals and variances, and certificates of occupancy.

(e) Lessee shall not obstruct in any manner any portion of the Building or the Premises, or any windows or doors, without the prior written approval of Lessor.

(f) Lessee shall keep the Premises equipped with any and all safety appliances as required by law or regulation of any public authority. Lessee shall also conform to all reasonable rules now or hereafter promulgated by Lessor for the care and use of the Premises, the common areas and the Building.

8. MAINTENANCE AND SERVICES. Lessee shall be responsible for maintenance and repairing of the Premises, and agrees to maintain the interior of the Premises in the same condition as they are at the commencement of the term, or as they may be put in during the term, reasonable wear and tear excepted. Lessor shall be responsible for the maintenance, operation and repair of the building systems and the building structure of which the Premises are a part, including the roof, except for such repairs necessitated by the negligence or misconduct of Lessee, its agents, employees and contractors. Lessee shall be responsible for the maintenance, repair and operation of any electrical and telephone wiring and fixtures within the Premises.

9. ACCESS AND COMMON AREAS. (a) Lessee shall be limited to the exclusive use of only the Premises, and shall not have the right to use any other space within the Building except as specifically permitted herein.

Lessee acknowledges that there are other tenants throughout the Building and that it will not interfere with the use and enjoyment of any other tenants' (current or future) leases. There is no smoking allowed within the Premises and within the common areas of the Building. At Lessee's request, Lessor shall provide a mailbox for Lessee in the front lobby of the Building.

(b) The normal business hours are Monday through Friday from 7:00 AM until 7:00 PM and Saturday from 7:00 AM until 1:00 PM. A perimeter alarm system is activated during all nonbusiness hours. Lessee shall be given 24 hour access to the Premises, subject to reasonable security measures implemented by Lessor from time to time.

(c) Lessee shall be entitled to the exclusive use of all ten (10) of the parking spaces in the parking area located directly against the Annex Building in the rear parking lot. Lessee shall be permitted to place a dumpster in one of the designated parking spaces. In addition, Lessee shall be entitled to use an additional fifteen (15) unassigned parking spaces in the rear parking lot on a nonexclusive basis.

10. SIGNAGE. Lessee shall be permitted to install one exterior non-illuminated sign on the Annex Building, such sign subject to Lessor's reasonable approval, and further subject to Lessee's obtaining a sign permit from the City of Nashua. At Lessee's option, its name shall be listed on the directory sign at the front of the Building. Lessee's name shall be listed on the building directory in the lobby of the building.

11. WAIVER AND INDEMNIFICATION. The Lessee hereby (a) indemnifies and agrees to defend and hold Lessor, its partners, agents, employees, contractors and guests harmless on account of any damage or injury to any person or property occurring in, on or about the Premises, arising out of or by the use or occupancy of the Premises by the Lessee or arising from the failure of the Lessee to keep the Premises in satisfactory condition or arising out of any breach by Lessee of its obligations hereunder; and (b) waives any and all claims against Lessor, its agents, employees, contractors and guests for damages to its goods or equipment located on, in or about the Premises or elsewhere in the building or on the property and for injuries to persons on, in or about the Premises from any cause whatsoever arising at any time, except for the negligence or willful misconduct of Lessor or his employees but in such case, Lessor's liability shall be limited to damage to furniture, furnishings and business equipment typically found in an office and Lessor shall have no responsibility for indirect or consequential damages, damages to computer software and data or other unusually valuable or proprietary property. Lessor shall not be liable to Lessee, its agents, employees, contractors or guests for any damage by or any act of fault or negligence of any third party.

12. INSURANCE. The Lessee agrees at its sole expense to at all times during the term of this Lease to keep in force a policy of commercial general liability insurance written on an all-risks basis insuring Lessor, its mortgagees and its direct and indirect owners, and the managers, directors, officers, trustees, agents, employees, property management companies, and contractors of any of the foregoing and other parties as may be designated by Lessor from time to time, and Lessee, as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage in amounts not less than those specified below (as such amounts may, from time to time, be reasonably increased by Lessor). Such liability insurance shall be with a carrier licensed and in good standing in New Hampshire and shall provide coverage as follows:

Combined Single Limit for Bodily and Property Damage—
$3,000,000 each occurrence and $3,000,000 aggregate

A Certificate of Insurance evidencing the aforementioned coverage (together with satisfactory evidence of the payment of the premium thereon if requested by Lessor) shall be deposited with Lessor and any other parties designated by Lessor at the beginning of the term and, upon renewals of such

policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Lessee fails to comply with any of the foregoing requirements, Lessor may obtain such insurance on behalf of Lessee and may keep the same in effect, and Lessee shall pay Lessor, as additional rent, the premium cost thereof upon demand. The provisions of this Section 10 shall survive the expiration of the Term or earlier termination of this Lease. Such insurance certificate shall provide that such policies shall not be canceled, terminated or changed without at least thirty days prior written notice to the Lessor and Lessee.

All improvements to the Premises made by Lessee, and all furnishings, fixtures, equipment, effects and property of Lessee and of all persons claiming through Lessee which from time to time may be on the Premises or elsewhere in the building or the property or in transit thereto or therefrom shall be at the sole risk of Lessee and shall be kept insured by Lessee throughout the term at Lessee's expense and in prudent amounts, and if the whole or any part thereof shall be destroyed or damaged by fire, explosion, water leakage, rupture of water pipes or other building equipment or facilities, or resulting from dampness, or by theft or from any other cause whatsoever in the building, no part of said loss or damage is to be charged to or be borne by Lessor.

13. SURRENDER. Upon the expiration or other termination of this Lease, Lessee shall remove all of its personal property, trade fixtures, equipment and other effects, and will peaceably vacate and yield up to the Lessor the Premises broom clean and in the same condition as at the commencement of this lease, or as they may be put during the term with Lessee's consent as provided herein, reasonable wear and tear excepted. Lessee shall immediately repair all damage or injury to the Premises, fixtures, appurtenances and equipment or to the building caused by Lessee's installation or removal of personal property or resulting from the negligence or tortious conduct of Lessee, its servants, employees, agents or visitors. Lessee shall also deliver to the Lessor all keys and locks to the Premises. In the event that the Lessee fails to remove any of Lessee's property from the Premises, Lessor is authorized, without liability to Lessee for the loss or damage thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee's expense, or to retain same under Lessor's control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

14. DEFAULT. In the event that (a) the Lessee shall default in the payment of the rent, expenses or other sum specified in this Lease and such default shall continue for five business days after written notice thereof; or (b) the Lessee shall default in the performance or observance of any other covenant, term or condition under this Lease, and such default is not corrected within twenty-one business days after written notice thereof; or (c) the Lessee or any guarantor hereunder shall be declared bankrupt or insolvent according to the law, or if any assignment shall have been made of the Lessee's property for the benefit of creditors, then the Lessor shall have the right to terminate this Lease and may at any time thereafter, without being liable to any prosecution for reentering, reenter the Premises and recover complete possession thereof, and to remove the Lessee's effects without prejudice to any remedies which might be otherwise used for arrears in rent or other default. The Lessee shall indemnify the Lessor against all loss of rent and other payments which the Lessor may incur by reason of such termination during the residue of the term. If the Lessor makes any expenditure or incurs any obligations for the payment of money in connection with any default by Lessee, including but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of 12% per annum and costs, shall be

paid to the Lessor by the Lessee as additional rent. Time shall be of the essence in the performance of any of Lessee's obligations herein.

15. FIRE, CASUALTY AND EMINENT DOMAIN. Should a substantial portion of the Premises, or the building in which the Premises is located, be substantially damaged by fire or other casualty, or be taken by eminent domain, the Lessor may elect to terminate this Lease by giving written notice to the Lessee. When such fire, casualty or taking renders the Premises substantially unsuitable for their intended use, a proportionate abatement of rent shall be made, and the Lessee may elect to terminate this Lease by giving written notice to the Lessor if: (a) the Lessor fails to give written notice within thirty days of its intention to restore the Premises, or (b) the Lessor fails to restore the Premises to a condition substantially suitable for their intended use within ninety days after the date on which Lessor commences restoration. Lessee acknowledges that Lessor shall not be obligated to make any repairs or perform any restoration work to any improvements or alterations made by Lessee to the Premises or to any fixtures or personal property of Lessee. The Lessor reserves, and the Lessee grants to the Lessor, all rights which the Lessee has for damages or injury to the Premises for any taking by eminent domain, except for damage to the Lessee's personal property or equipment.

16. SUBORDINATION. This Lease shall be subject to and subordinate to any mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter, a lien or liens on the property of which the Premises are a part, and the Lessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show subordination of this Lease to said mortgages, deed of trust or other such instrument in the nature of a mortgage.

17. SUBLETTING AND ASSIGNMENT. Lessee shall not assign this Lease or sublease the Premises without the prior written consent of Lessor, which shall not be unreasonably withheld.

Unless Lessor expressly agrees to terminate the Lease or Lessee's obligations hereunder, in no event shall any such assignment or subletting relieve the Lessee named herein of any of the obligations of the Lessee hereunder and Lessee shall remain fully and primarily liable therefor and the liability of Lessee and such assignee (or subtenant, as the case may be) shall be joint and several. Consent to one assignment or subletting shall not destroy or waive this provision, and all later assignments or sublettings shall likewise be made in accordance with the terms and conditions of this Section 15. Assignees shall become liable directly to Lessor for all obligations of Lessee hereunder, without relieving Lessee's liability.

18. INSPECTION. The Lessee agrees that the Premises shall be open to inspection by Lessor or its agents at reasonable times and upon reasonable notice.

19. BROKER'S FEE. Lessee represents that there are no brokers involved in this transaction and that there are no brokers fees due as a result of the execution of this Lease. Lessee shall pay, hold harmless and indemnify Lessor from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.

20. PARTNERSHIP; NO PERSONAL LIABILITY. In the event that the Lessor is a partnership or a trustee, no such partnership or trustee nor any beneficiary nor any shareholder of said trust and no partner, General or Limited, of such partnership shall be personally liable to anyone under any term, condition, covenant, obligation or agreement expressed herein or implied hereunder or for any claim of damage or cause at law or equity arising out of the use or occupancy of the Premises, the use or the maintenance of the building or its approaches and equipment.

21. REPRESENTATIONS. Both Lessor and Lessee represent and warrant that they each have the full right, power and authority to execute and perform this Lease. The signatories on behalf of the parties each warrant and represent that they have the authority to enter into this Lease and that each party will rely on these representations.

22. INTERPRETATION. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the state of New Hampshire.

23. SUCCESSORS AND ASSIGNS. All the provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee, and their respective successors, legal representatives and assigns.

24. REMEDIES. The remedies herein granted to Lessor shall be cumulative and the exercise of any one remedy by Lessor shall not be to the exclusion of any other remedy.

25. GENERATOR. Lessor and Lessee each acknowledge that there is a generator located on the exterior of the Annex Building that currently serves part of the Premises. It is understood and agreed that the Lessor and Lessee will in good faith negotiate an arrangement whereby the Lessee shall be able to retain use of the generator. Lessee understands that as part of any such arrangement that it shall be responsible for reimbursing Lessor for the maintenance and operation of the generator, and that Lessor shall have access to any excess capacity of the generator beyond that which is required by Lessee.

26. LESSEE'S ESTOPPEL CERTIFICATE. From time to time, within fifteen (15) days next following any request by Lessor or any mortgagee of the property, Lessee shall deliver to Lessor and/or such mortgagee a written statement executed by Lessee and satisfactory to Lessor and such mortgagee, (A) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (B) setting forth the date to which the rent and other payments due under this Lease have been paid, (C) stating whether or not, to the best knowledge of Lessee, Lessor is in default under this Lease, and, if Lessor is in default, setting forth the specific nature of all such defaults, and (D) as to any other matters pertaining to this Lease reasonably requested by Lessor or such mortgagee. Lessee acknowledges that any statement delivered pursuant to this Section 26 may be relied upon by any purchaser or owner of the property or any part thereof, or Lessor's interest in the property or any part thereof, or by any mortgagee of the property, or by an assignee of any such mortgagee.

27. WAIVER. No consent or waiver, express or implied by Lessor, to or of any breach of any covenant, condition or duty of Lessee, shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

28. SEPARABILITY. If any provision of this Lease or any portion of such provision or the application thereof to any person or circumstance is held invalid, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

29. NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or mailed by certified or registered mail, return receipt requested, to the addresses first stated above.

30. ENTIRE AGREEMENT. This Lease contains the entire understanding between the parties and may only be modified in writing and executed by both parties hereto. Lessor has made no representations with respect to the Premises except as expressly set forth herein.

31. QUIET ENJOYMENT. Lessee shall have, hold and enjoy the Premises during the Lease term without hindrance or disturbance from or by Lessor or persons claiming by, through or under Lessor, subject to the terms of this Lease.

32. RIGHT OF FIRST OFFER. When and if the currently occupied 25,000 square foot space located on the first floor of the Building and which is contiguous to the New Space is vacated and becomes available for lease, Lessor shall notify Lessee of such availability for lease. At such time, Lessor shall give to the Lessee an exclusive period of 30 days to negotiate in good faith for the lease of such 25,000 square foot space.

In Witness Whereof, the parties agree that the above represents all the terms and conditions of their agreement. Dated as of this 24 day of August, 2012.

LESSOR:
ONE CHESTNUT STREET LIMITED PARTNERSHIP

By: [signature]

Name: [signature]

Title: President

LESSEE:
CRITICAL PROCESS FILTRATION, INC.

By: [signature]

Name: Kristen Ramalho

Title: President

criticalprocess2012

July 11, 2012

Fred Arbogast
Kristen Ramalho
Critical Process Filtration Inc.
One Chestnut Street
Nashua, NH 03060

Dear Fred and Kristen:

The following is a summary of our agreement between One Chestnut Street Limited Partnership ("Lessor") and Critical Process Filtration, Inc. ("Lessee") to extend the lease term under the lease dated as of March 10, 2006 as amended by six separate lease addenda ("Lease") for the lease of space at One Chestnut Street, Nashua NH ("Building"). This summary reflects our discussions and agreement over the past few months:

1. Lessor and Lessee shall execute a new lease ("New Lease") substantially similar to the current Lease in regard to lease terms and conditions, except as indicated below.
2. The lease term shall be extended by five years beyond the existing lease termination date of June 30, 2013, so that the New Lease shall terminate on June 30, 2018.
3. The New Lease shall include the entire premises located in the Annex building and on the second floor and third floor of the Building, as described in both Paragraph 1 of the Lease and in the lease addenda.
4. Lessor and Lessee acknowledge that Lessee require additional space during this extended lease term. Therefore:
   a. Lessor shall lease to Lessee the contiguous 10,000 square feet of warehouse space located on the first floor of the Building and currently occupied by another tenant ("New Space").
   b. Such New Space shall be made available to Lessee no later than June 30, 2013.
   c. If such New Space is made available to Lessee prior to June 30, 2013, Lessee shall be obligated under the New Lease to lease the New Space at such time as the New Space becomes available.
   d. The lease rate for the New Space shall be $4.90 per square foot, gross plus electricity and shall be leased on an "as-is" basis.
5. When the New Space becomes part of the New Lease, at that time the Lessee shall have the option to vacate that part of the premises located on the second floor of the Building .

6. Lessee had indicated its need for an additional water line for its process and for its restrooms. Therefore:
   a. Lessor shall at its entire cost agree to bring one additional water line to the southwest corner of the annex building, and two additional sewer lines leaving the annex building, all as previously discussed and agreed to, and as more fully described in the proposal from Leighton A. White. It is understood that such water and sewer lines shall terminate five feet from the annex building in accordance with city code and requirements.
   b. Lessee shall be responsible at its own cost for all work within the interior of the annex building related to this water and sewer line project, including all plumbing, excavation, connecting the water and sewer lines to the lines brought within five feet of the annex building, construction and permitting. Upon completion of this project, Lessor shall reimburse Lessee for $2000.00 of its costs related to such project.

If and when it becomes available, Lessor shall give the Lessee a right of first refusal to lease the remaining 25,000 square feet of space on the first floor currently occupied by the same tenant who currently occupies the New Space. Such right of first refusal shall be subject to negotiation of such terms of conditions that are reasonably acceptable to both Lessor and Lessee.

If the above accurately represents the terms and conditions that have been agreed to by the parties, please sign where indicated below and we will then prepare the New Lease in accordance with this binding letter. It is understood that both parties will be relying on this letter and will sign contracts for the water and sewer line project based upon this letter. In addition, Lessee agrees that the agreement to lease additional space will remain confidential until such time as Lessor speaks to the current tenant of the New Space.

Sincerely,

[signature]

Michael L. Tichnor, President
Tichnor Properties, Inc., GP

The above is understood and agreed to:

[signature] 7.11.12

Critical Process Filtration, Inc. Date

Title: President

LANDLORD'S WAIVER

Dated: October 25, 2012

PREMISES: 1 Chestnut Street

Nashua, NH. 03060

TENANT: Critical Process Filtration, Inc.

LEASE: **Property Lease date 6/24/12**

WHEREAS, the Undersigned is the owner and landlord of the above premises ("Premises") which is rented to the above-named tenant ("Tenant"); and

WHEREAS, Tenant has granted or is granting a continuing lien and security interest to TD Bank, N.A. ("Lender") in the following collateral ("Collateral"):

All Assets:

All inventory, equipment, accounts (including but not limited to all health-care-insurance receivables), chattel paper, instruments (including but not limited to all promissory notes), letter-of-credit rights, letters of credit, documents, deposit accounts, investment property, money, other rights to payment and performance, and general intangibles (including but not limited to all software and all payment intangibles); all oil, gas and other minerals before extraction; all oil, gas, other minerals and accounts constituting as-extracted collateral; all attachments, accessions, accessories, fittings, increases, tools, parts, repairs, supplies and commingled goods relating to the foregoing property, and all additions, replacements of and substitutions for all or any part of the foregoing property; all insurance refunds relating to the foregoing property; all good will relating to the foregoing property; all records and data and embedded software relating to the foregoing property, and all equipment, inventory and software to utilize, create, maintain and process any such records and data on electronic media; an all supporting obligations relating to the foregoing property; all whether now existing or hereafter arising, whether now owned or hereafter acquired or whether now or hereafter subject to any rights in the foregoing property; and all products and proceeds (including but not limited to all insurance payments) of or relating to the foregoing property.

Purchase Money:

Purchase Money Security Interest in A2Z Six Roll Decoiler, Model A2Z/DEC-6/44; A2Z Intelligent Blade Pleater, Model A2Z/APS-44"/4"; and A2Z Filter Winding Machine Model A2Z/FW-41" whether any of the foregoing is owned now or acquired later; all accessions, additions, attachments, parts, tools, supplies, increases, replacements, and substitutions relating to any of the foregoing; all records of any kind relating to any of the foregoing; all proceeds relating to any of the foregoing (including insurance, general intangibles, instruments, rents, monies, payments and accounts proceeds).

Any terms used herein which is defined in either (i)Article 9 of the Uniform Commercial Code as in effect in the jurisdiction in which this financing statement was signed or authenticated by the Debtor at the time it was so signed or authenticated or (ii) Article 9 of the Uniform Commercial Code as in effect at any relevant time in the jurisdiction in which this financing statement is filed, has the meaning to be ascribed thereto with respect to any particular item of property under the more encompassing of the two definitions.

NOW, THEREFORE, the Undersigned, intending to be legally bound hereby, and for other good, valuable and sufficient consideration, receipt whereof is hereby acknowledged, hereby agrees as follows:

1. The Undersigned acknowledges the validity of Lender's title to and/or lien on the Collateral and, until such time as the obligations of Company to Lender are indefeasibly paid in full, the Undersigned hereby specifically waives and relinquishes all rights of levy, distrain, seizure or execution with respect to such property.

2. Any Collateral of Tenant shall, at all times, be considered to be personal property regardless of whether or the manner in which it may be affixed to the Premises, so long as any obligations are owing to Lender by Tenant. Lender, however, shall not claim any interest in any heating, electrical, plumbing, air conditioning or mechanical systems at the Premises.

3. Lender may at any time enter upon the Premises and remove the Collateral. Lender may also take possession of the Collateral on the Premises, and may remain on the Premises for a reasonable period of time not to exceed ninety (90) days in order to dismantle, prepare for disposition or removal, sell or otherwise dispose of, remove or otherwise deal with the Collateral. During any period in which Lender takes possession of the Premises pursuant to this paragraph, Lender shall pay to the Undersigned the basic rent due under the Lease, pro-rated on a per diem basis determined on a 30-day month, and shall provide and retain liability and property insurance coverage and utilities to the extent required by the Lease, provided that such amounts paid by Lender to the Undersigned shall exclude any rent adjustments, indemnity payments or similar amounts payable under the Lease for default, holdover status or other similar charges. Under no circumstances shall Lender have an obligation to remove the Collateral from the Premises. In the event that Lender enters the Premises or removes any of the Collateral from the Premises, Lender shall use commercially reasonable efforts to avoid damage to the Premises or the building in which the Premises are situated. If Lender conducts a public auction or private sale of the Collateral at the Premises, Lender shall use reasonable efforts to notify Landlord first and to hold such auction or sale in a manner which would not unduly disrupt Landlord's or any other tenant's use of the Premises. Lender shall promptly repair, at Lender's expense, any physical damage to the Premises actually caused by the conduct of such auction or sale and any removal of Collateral by or through Lender (ordinary wear and tear excluded).

4. Nothing herein contained shall be deemed to make Lender a tenant at any time at the Premises, or be deemed to delegate any duties or obligations under the Tenant's Lease to or constitute any assumption thereof by Lender. Nothing herein contained shall compel Lender, at any time, to remove, retain, hold, continue to hold, sell or otherwise deal with any or all of the Collateral.

5. Landlord shall notify Lender in writing of any default by Tenant under the provisions of the Lease and Lender shall have the right (but not the obligation) to cure such default

on behalf of Borrower within thirty (30) days from the date Lender receives such notice. Any such notice shall be sent by certified mail, postage prepaid, to Lender at TD Bank, N.A., 1701 Route 70 East, Cherry Hill, NJ 08034.

6. The Undersigned will notify any purchaser or successor owner or landlord of the Premises of the existence of this Waiver, which shall be binding upon the executors, administrators, successors, transferees or assignees of the Undersigned and shall inure to the benefit of the successors and assigns of Lender.

7. This Waiver shall be binding and effective upon the Undersigned upon the written approval hereof by Lender and no amendment, waiver or termination of this Waiver shall be binding or effective as to Lender without Lender's prior written consent.

8. The Undersigned represents that it has the full power and authority to execute this Waiver and that the Undersigned has no knowledge of any current default or event of default under the Tenant's lease for the Premises.

IN WITNESS WHEREOF, the undersigned parties have executed this Landlord Waiver the day and year first above written.

APPROVED:

TD BANK, N.A.	**[LANDLORD]**
By: ______________________	By: [signature] President Tishner Properties Inc GP One Chestnut Street LP

09/28/2009